Exhibit 99.1

American States Water Company
Announces Earnings for the Three Months Ended March 31, 2004

San Dimas, California, April 29, 2004 . . . American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.08 per share for the three months ended March 31, 2004 as compared to basic and fully diluted earnings of $0.20 per share reported for the same period ended March 31, 2003, a decrease of 60%.

Commenting on the results, President and Chief Executive Officer Floyd E. Wicks said, “The first quarter ended March 31, 2004 underscores the importance of receiving adequate and timely rate increases from the California Public Utilities Commission (“CPUC”). We had anticipated an increase in the Region III customer service area of our Southern California Water Company unit, effective the beginning of the fourth quarter of 2003. In fact, that rate increase was not effective until March 22, 2004. The delay resulted in lost revenues of approximately $2 million or $0.08 per share for the quarter. Exacerbating the delay in revenues was an increase in supply costs due to more purchased water in SCW’s resource mix that negatively impacted earnings by $0.04 per share.

While we are disappointed with the results reported today, it is important to note that the rate increases approved recently will continue to provide additional revenues for the remainder of 2004 with additional increases in revenues anticipated in 2005 in Region III of SCW. In addition, the Company has reached a settlement agreement with CPUC staff that will provide for increased revenues in the Region II customer service area of SCW, anticipated to begin in September of this year. If approved by the CPUC, the Region II rate case will generate an additional 3-year increase in revenues of $15.1 million, of which $4.7 million is expected to be approved during the third quarter of 2004. Even though this latter increase will not be decided until the 3rd quarter, a new law in California, effective for rate cases filed after January 1, 2003, provides for the increase to be made retroactive to January 1, 2004. We do not expect that the results reported today will have any impact on the Company’s ability to continue paying dividends to its shareholders.”

Total operating revenues of $46.65 million for the first quarter of 2004 were essentially flat with the $46.68 million recorded in the first quarter of 2003. Total operating expenses, however, increased by 5.1% to $41.1 million for the three months ended March 31, 2004 as compared to the $39.1 million recorded for the same period in 2003. The increases reflect higher purchased water costs caused by the need to replace groundwater supply, due to wells being removed from service for water quality and mechanical reasons. The higher operating expenses also reflect an increase in administrative and general expenses due to increased outside legal and consulting services, labor and pension costs, and an increase in depreciation and maintenance expenses. The increases in expenses were partially offset by an unrealized gain on our purchased power contracts and lower taxes on income.

Interest charges decreased by 5.3% to $4.3 million for the quarter ended March 31, 2004 as compared to interest charges of $4.6 million for the quarter ended March 31, 2003. The decrease is due primarily to the repayment of $12.5 million of long-term debt in October of 2003 and the recovery of the carrying cost for water quality-related expenditures, authorized by the CPUC, partially offset by increases in short-term borrowing.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Q1 2004 Earnings Release Conference Call — The Company will host a conference call today, Thursday, April 29, 2004 at 10:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the company’s results, strategies, and operating trends.

Interested parties can listen to the conference call over the Internet by logging onto www.aswater.com. The call will also be recorded and replayed beginning Thursday, April 29, 2004 at 1:00 p.m. PT and will run through Thursday, May 13, 2004. The dial-in number for the audio replay is (888) 203-1112, Passcode 764359.

American States Water Company (AWR) is the parent company of Southern California Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California and contracts with various municipalities in both California and Arizona to provide services to an additional 97,000 customers.

CONTACT:	McClellan Harris III
Chief Financial Officer and Treasurer
Telephone: (909) 394-3600, ext. 705

American States Water Company
Consolidated

                                Comparative Condensed Balance Sheets         (in thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)
Assets
Utility Plant-Net	$610,206	$602,298
Other Property and Investments	22,071	22,120
Current Assets	39,545	58,359
Regulatory and Other Assets	75,143	74,698

	$746,965	$757,475

Capitalization and Liabilities
Capitalization	$440,470	$442,286
Current Liabilities	82,414	95,898
Other Credits	224,081	219,291

	$746,965	$757,475

Condensed Statements of Income	(in thousands, except per share amounts)
	Three Months Ended
	March 31,
	2004	2003
	(Unaudited)
Operating Revenues	$46,651	$46,676

Operating Expenses:
Operations	$30,986	$27,889
Unrealized (gain) loss on power purchased contracts	(557)	283
Maintenance	2,327	1,950
Depreciation and amortization	5,177	4,947
Taxes on income	942	1,995
Property and other taxes	2,226	2,057

Total operating expenses	$41,101	$39,121

Net operating income	$5,550	$7,555
Other Income (Expense)	(83)	—
Interest Charges	4,321	4,565

Net Income	$1,146	$2,990

Weighted Average Shares Outstanding	15,224	15,188

Earnings Per Common Share	$0.08	$0.20

Weighted Average Diluted Shares	15,254	15,194

Earnings Per Diluted Share	$0.08	$0.20

Dividends Paid Per Common Share	$0.221	$0.221